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UJB FINANCIAL CORP.                                                                                      Exhibit (28)D
CONSOLIDATED STATEMENTS OF SHAREHOLDERS' EQUITY
(dollars in thousands)

													                                                                                             Net           Total
							                                                 Preferred     Common                Retained    Unrealized  Shareholders'
		                        					                             Stock      Stock     Surplus    Earnings     (Loss)         Equity
                                             							      --------   --------   ---------   ---------   ---------   -----------
Balance, December 31, 1992                                 $30,008    $64,191    $384,459    $480,834    $      -      $959,492
     Net Income                                                  -          -           -      57,758           -        57,758
     Cash dividends declared:
	  Preferred stock - Series B                                    -          -           -      (1,350)          -        (1,350)
	  Common Stock                                                  -          -           -     (25,185)          -       (25,185)
     Common stock issued:
	  Dividend reinvestment and other stock plans
	   (382,111 shares)                                             -        459       7,864           -           -         8,323
	  Exercise of stock options, net (270,948 shares)               -        325       3,054           -           -         3,379
     Change in valuation allowance for
	  marketable equity securities                                  -          -           -         260           -           260
                                                							   --------   --------   ---------   ---------   ---------   -----------
Balance, September 30, 1993                                $30,008    $64,975    $395,377    $512,317    $      -    $1,002,677
                                                							   ========   ========   =========   =========   =========   ===========

Balance, December 31, 1993                                 $30,008    $65,112    $398,724    $525,408    $      -    $1,019,252
     Adjustment for the pooling of a company with a
	      different fiscal year end                                 -          -         343       1,769           -         2,112
     Net Income                                                  -          -           -      95,827           -        95,827
     Cash dividends declared:
	  Preferred stock - Series B                                    -          -           -      (1,358)          -        (1,358)
	  Common Stock                                                  -          -           -     (37,140)          -       (37,140)
   Common stock issued:
	  Dividend reinvestment and other stock plans
	   (313,938 shares)                                             -        377       7,667           -           -         8,044
	  Exercise of stock options, net (346,703 shares)               -        416       3,064           -           -         3,480
     Net unrealized loss on investment securities
	  available for sale                                            -          -           -           -      (5,226)       (5,226)
                                                 						   --------   --------   ---------   ---------   ---------   -----------
Balance, September 30, 1994                                $30,008    $65,905    $409,798    $584,506     ($5,226)   $1,084,991
				                                                 		   ========   ========   =========   =========   =========   ===========
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